EXHIBIT 10.5

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of September 13, 2012 (the “Effective Date”), by and between NIGHTCULTURE, INC., a Nevada corporation (“Company”), and JEREMY WORD (“Employee”) (each a “Party” and, collectively, the “Parties”).  Unless otherwise indicated, capitalized terms are defined in Article VII.

WHEREAS, Employee and Company are party to that certain Asset Purchase Agreement, dated as of the date hereof (the “Purchase Agreement”), pursuant to which the Company agreed to purchase, and Employee agreed to sell (the “Acquisition”), substantially all of the assets used, or usable in an event promotion business operated by Employee and Brooke Humphries under the name “Full Access and Prototype Industries” (the “Business”) in Dallas County, Texas and each county adjoining Dallas County (the “Subject Market”); and

WHEREAS, pursuant to the terms of the Purchase Agreement, and as a condition to closing of the purchase and sale contemplated in the Purchase Agreement, the Company and Employee agreed to enter into an employment agreement pursuant to which Employee would provide services exclusively to the Company as an employee in connection with events promoted and produced by the Company in the Subject Market in order to preserve the value of the Business following closing of the purchase and sale contemplated in the Purchase Agreement.

NOW, THEREFORE, in consideration of the recitals and of the mutual covenants, conditions and agreements set forth herein and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
EMPLOYMENT TERMS

1.1.           Employment.  The Company hereby employs Employee, and Employee hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 3.1 hereof (the “Employment Period”).

1.2.           Position and Duties.

  1.2.1.           Generally.  During the Employment Period, Employee will be an employee of the Company and will serve in such position(s) as management of the Company shall determine from time to time.  In any such capacity, Employee shall provide such services to the Company and its subsidiaries as are commensurate with the customary duties, responsibilities and authority of such offices as to which he may be appointed and subject to the power of the Board of Directors of the Company (the “Board”).  Employee shall also perform such other services on behalf of the Company as the Board may reasonably direct from time to time.

  1.2.2.           Duties and Responsibilities.  Employee shall report to the President and the Board of the Company and shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its subsidiaries and, in particular, all aspects of the promotion and production of events (the “Covered Events”) in the Subject Market and such other aspects of the operations of the Business as the President and/or the Board may from time to time determine.  Employee shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.  During the Employment Period, Employee shall not engage in any other business activities which could reasonably be expected to conflict with Employee’s duties, responsibilities and obligations hereunder.  Except in connection with charitable or civic endeavors, Employee will not serve as a member of the board of directors of any business, other than the Company or any of its subsidiaries, without the prior approval of the Board.  Employee shall also comply with all policies, rules and regulations of the Company as well as all reasonable directives and instructions from the Board.  The Company shall have the right to purchase in Employee’s name a “key man” life insurance policy naming the Company and any of its subsidiaries as the sole beneficiary thereunder and Employee shall cooperate with the Company in obtaining such insurance if the Company elects to purchase such insurance. Notwithstanding anything herein to the contrary, during the Employment Period, Employee may, from time to time upon prior notice to and written consent of the Company, provide contract DJ, music production and remixing services to third parties (“Permitted Outside Services”) provided that the same does not conflict with Employee’s service to the Company hereunder.

ARTICLE II
COMPENSATION

2.1.           Salary.  Commencing on the Effective Date and continuing through the Employment Period, the Company shall pay to Employee a base salary in the amount of $50,000.00 per year (the “Salary”); provided, however, that, the Board may, at its sole discretion, increase, but not decrease, the Salary.  The Salary will be payable by the Company in regular installments in accordance with the Company’s general payroll practices, currently providing for payments on the 1st and 15th days of each month, and shall be subject to customary withholding for income tax, social security and other such taxes.

2.2.           Covered Event Bonuses.  In addition to the Salary, during the Employment Period, Employee shall receive cash bonuses from time to time in an amount equal to twenty percent (20%) of the Net Profits for each Covered Event in the Subject Market (the “Covered Event Bonuses”) and payable not later than twenty (20) days after each Covered Event. For purposes hereof, “Net Profits” shall mean the excess of all revenues received by Company from a Covered Event over all direct costs incurred by Company attributable to the promotion and production, or otherwise directly incurred with respect to the subject Covered Event.  Net Profits for a Covered Event shall be calculated (i) after deducting amounts paid or payable to co-promoters, co-producers, partners or any third parties holding an interest in the profits from the Covered Event, other than Brooke Humphries, and (ii) before deducting (a) any corporate overhead of Company, (b) any Covered Event Bonus attributable to the Covered Event, and (c) amounts paid, or payable, to Brooke Humphries as Consultant Fees under the Advisory Board Consulting Agreement between the Company and Brooke Humphries.

2.3.           Vacation.  Employee shall be entitled to paid vacation time each year as provided under the Company’s prevailing policy, as such policy may be in effect from time to time, and consistent with that provided to other non-officers of the Company.

2.4.           Additional Benefits.  During the Employment Period, Employee shall be entitled to participate in any employee welfare and health benefit plans provided to salaried employees of the Company which may be established by the Company from time to time for the benefit of other Company employees (collectively “Benefits”).  Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to Benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time.  Nothing herein shall be construed as requiring the Company to establish or continue any particular Benefits in discharge of its obligations under this Agreement.

2.5.           Expenses.  The Company shall reimburse Employee for all reasonable expenses incurred by him for the benefit of the Company in the course of performing his duties under this Agreement that are consistent with the Company’s policies in effect at that time with respect to travel, entertainment and other business expenses; provided that:  (i) such expenditures are of a nature qualifying them as proper deductions on the federal and state income tax returns of the Company; (ii) Employee furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction; and (iii) such expenditures otherwise comply with the Company’s requirements with respect to reporting and documentation of such reimbursable expenses.

2.6.           Applicable Withholdings.  The Salary, Covered Event Bonuses, Benefits and any other compensation will be subject to all withholdings and deductions required by law and will be payable in accordance with the Company’s normal periodic payroll practices.

ARTICLE III
TERM AND TERMINATION

3.1.           Duration.  The “Employment Period” shall commence on the Effective Date and shall continue until the first to occur of: (i) Employee’s voluntary termination without or without Good Reason, (ii) Employee’s death or Disability, (iii) termination for Cause pursuant to Section 3.2, or (iv) the third (3rd) anniversary of the Effective Date (at such third anniversary or the end of any applicable extension, the “Expiration”); provided, however, that the Company shall have the right, at its sole discretion and subject to delivery of written notice of intent to extend on or before the then applicable Expiration, to extend the Employment Period  for up to two additional one year periods.

3.2.           Termination for Cause.  Employee may be terminated by the Company at any time for “Cause” by written notice to Employee, setting forth in reasonable detail the nature of the Cause and, in such event, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee, or Employee’s heirs and assigns, his Salary, Covered Event Bonuses and Benefits, and reimbursable expenses owing to Employee through the date of such termination.

3.3.           Voluntary Termination.  Employee may voluntarily terminate his employment with the Company upon 30 days prior written notice.  In the event such voluntary termination is without Good Reason, the Company shall be released from any and all further obligations under this Agreement, except that, so long as Employee continues to perform his duties in accordance with this Agreement, the Company shall be obligated to pay Employee the Salary, Covered Event Bonuses, Benefits and reimbursable expenses owing to Employee through the date of such termination (such period not to exceed 30 days from the date of notice).

3.4.           Termination due to Death or Disability.  This Agreement shall terminate upon the death of Employee, and Employee may be terminated by reason of “Disability” and, in such event, the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to pay Employee, or Employee’s heirs or estate, his Salary, Covered Event Bonuses, Benefits, including accrued vacation, and reimbursable expenses owing to Employee through the date of such termination.

3.5.           Termination for Good Reason or Without Cause.  In the event of termination of employment prior to Expiration, (i) by the Company without Cause or (ii) by Employee with Good Reason, the Company will pay all of Employee’s reimburseable expenses through the date of such termination and continue to pay Employee’s base Salary until the earlier of the Expiration Date or 12 consecutive months after the date of such termination.

3.6.           Other Rights.  Except as set forth in Article III, all of Employee’s rights to Benefits, Covered Event Bonuses and Salary hereunder (if any) which accrue or become payable after the termination of the Employment Period shall cease upon such termination.  The Company and its Subsidiaries may offset any amounts Employee owes any of them against any amounts the Company owes Employee hereunder; provided that such offset shall occur only upon Employee’s termination of employment with the Company.

3.7.           Obligation to Make Severance Payments.  The Company will be obligated to make the severance payments contemplated in this Article III if Employee has not breached, and only for so long as Employee does not breach, his obligations under Sections IV or V of this Agreement.

3.8.           Withholding.  All amounts payable to Employee as severance hereunder shall be subject to all required withholdings by the Company (including, but not limited to, Section 409A of the Internal Revenue Code).

ARTICLE IV
CONFIDENTIALITY

4.1.           Confidentiality. Employee will hold in confidence and not use to the detriment of the Company or any of its Affiliates, and will cause each of its Affiliates which it controls to hold in confidence and not use to the detriment of the Company or any of its Affiliates, both during the term of this Agreement and for a period of three (3) years after its termination, all Confidential Information (as defined below) with respect to the Business. Without limiting the generality of the foregoing, Employee agrees, covenants and acknowledges that, from and after the Effective Date, Employee will not, and will cause its affiliates which it controls not to, disclose, give, sell, use, or otherwise divulge any Confidential Information.  Notwithstanding the foregoing, Employee may disclose such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of Applicable Law, (ii) if the same currently is, or hereafter is, in the public domain through no fault of Employee, or (iii) if the same is later acquired by Employee from another source and Employee is not aware that such source is under an obligation to another Person to keep such information confidential. If Employee or any of its Affiliates (the “Disclosing Party”) are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, the Disclosing Party shall provide Company with prompt written notice of any such request or requirement so that Company may seek, at its expense, a protective order or other appropriate remedy and/or waive compliance with the provisions of this Section. If, in the absence of a protective order or other remedy or the receipt of a waiver by Company, the Disclosing Party nonetheless, based on the advice of counsel, is required to disclose such information to any tribunal, the Disclosing Party, without liability hereunder, may disclose that portion of such information which such counsel advises the Disclosing Party it is legally required to disclose.

4.2.           Return of Confidential Information. Upon termination of this Agreement or upon an earlier request of Company, Employee will return or deliver to Company all tangible forms of such Confidential Information in Employee’s possession or control, including but not limited to documents, records or any other material and copies or reproductions thereof.

4.3.           Confidential Information.  For purposes hereof, “Confidential Information” shall mean information that is not generally known to the public and that is used, developed or obtained by Company or any of its subsidiaries in connection with their businesses, including but not limited to (i) customer lists, project or proposal lists and other related information; (ii) business development, growth and other strategic business plans; (iii) accounting and business methods, (iv) services or products and the marketing of such services and products; (v) fees, costs and pricing structures; (vi) designs; (vii) analysis; (viii) drawings, photographs and reports; (ix) computer software, including operating systems, applications and program listings, (x) flow charts, manuals and documentation; (xi) data bases; (xii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice; (xiii) copyrightable works; (xiv) all technology and trade secrets; and (xv) all similar and related information in whatever form.

ARTICLE V
COVENANTS NOT TO COMPETE, SOLICIT OR DISPARAGE

5.1.           Non-Compete. During, and for a period of one year after, the term of this Agreement (the “Time Covenant”), Employee covenants that it shall not, either individually or as a partner, joint venturer, consultant, shareholder, member or representative of another Person or otherwise, directly or indirectly, participate in, engage in, or have a financial or management interest in, or assist any other Person in any business operation or any enterprise if such business operation or enterprise engages, or would engage, in the Business in the Subject Market, provided, however, that the foregoing shall not prohibit Employee from owning up to one percent (1%) of a publicly traded company nor shall it prohibit Employee from providing Permitted Outside Services.

5.2.           Non-Solicit. During the Time Covenant, Employee shall not, directly or indirectly, whether for its own account or for the account of any Person (other than Company) that is in competition with Company (A) solicit, recruit, hire, engage in any activity that would cause any Person who is as of the Closing Date, or was during the 12 months prior to the Closing Date, employed in the Business to violate any agreement with Company, endeavor to entice away any such Person from Company, interfere with the relationship of Company with such Person or induce any such Person to reject any employment offer by Company or (B) solicit, entice or induce any Person who is, or was a Customer or Supplier to (i) become a Customer or Supplier of any other Person engaged in any business activity that competes with the Business, (ii) cease doing business with Company or (iii) otherwise interfere with the relationship of Company with any such person, team, Customer or Supplier. For purposes of this Section 5.2, a “Customer” means any Person which has been during the 12-month period prior to the Closing Date a customer of the Business or shall have been contacted by Employee in the six-month period prior to the Closing Date for the purpose of soliciting it to become a customer of the Business; and a “Supplier” means any Person which has been during the 12-month period prior to the Closing Date a supplier or vendor of the Business.

5.3.           Non-Disparage. Employee covenants that it will not, directly or indirectly, in any capacity whatsoever, make any statement, written or oral, or perform any other act or omission that is intended to be materially detrimental to the goodwill of the Business, except as compelled by judicial or administrative process.

5.4.           Enforceability and Remedies. The parties hereby agree that all restrictions and agreements contained in this Article V, including, without limitation, those relating to the Time Covenant, are necessary and fundamental to the protection of the Business and to carry out the purposes of the Purchase Agreement and any objections or reservations to such restrictions or agreements are hereby waived. Employee hereby agrees that the remedy at law for any breach of the provisions of this Article V will be inadequate, and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms.  Accordingly, the parties agree that upon any breach of this Article V, Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened further breach. Nothing in this Agreement shall be deemed to limit Company’s remedies at law or in equity for any breach by Employee of any of the provisions of this Agreement that may be pursued by or made available to Company.

5.5.           Extension of Time Covenant. If, during the Time Covenant, Employee is not in compliance with such restrictions, then Company shall be entitled, among other remedies, to compliance by Employee with the terms of such provisions for an additional number of days that equals the number of days during which such noncompliance occurred.

ARTICLE VI
DEFINED TERMS

6.1.           Definitions. For purposes of this Agreement, the following terms will have the following meanings:

“Cause” means, with respect to Employee, the occurrence of one or more of the following events:

(a)           Breach of any provision of this Employment Agreement by Employee, which breach has not been cured by Employee after having been given 30 calendar days notice of such breach;

(b)           Willful neglect or refusal to perform the duties assigned to Employee under or pursuant to this Employment Agreement, which neglect or refusal has not been cured by Employee after having been given 30 calendar days notice of such breach;

(c)           Gross misconduct by Employee as an employee of the Company, including but not limited to, misappropriating funds or property of the Company, materially and substantially violating any policy of the Company including violating any material policy set forth in the Company’s employee handbook or manuals; any attempt to obtain any personal profit from any transaction in which Employee has an interest that is adverse to the Company or any breach of the duty of loyalty and fidelity to the Company; or any other act or omission of Employee which substantially impairs the Company’s ability to conduct its ordinary business in its usual manner;

(d)           Conviction for a felony or plea of guilty or nolo contendre to a felony;

(e)           Acts of dishonesty or moral turpitude by Employee that are detrimental to the Company or that cause the Company to be in violation of governmental regulations that subject the Company either to material sanctions by governmental authority or to material civil liability to its employees or third parties;

(f)           Disclosure or use of confidential information of the Company, other than as authorized by the Company and required in the performance of Employee’s duties; or

(g)           Employee reports to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other repeated conduct causing the Company or any of its Subsidiaries or Affiliates public disgrace, disrepute or economic harm.

“Disability” means the reasonable, good faith determination by an independent physician selected in good faith by the Board and Employee that, due to a mental or physical impairment or disability, Employee has been incapable or unable, even with reasonable accommodations, to fully perform the material duties performed by Employee for the Company or its Subsidiaries immediately prior to such disability for a period of at least one hundred eighty (180) consecutive days.

“Good Reason” means the occurrence, without the prior written consent of Employee, of any one of the following events: (a) the transfer of Employee to a principal work location outside of the Subject Market, or (b) a reduction in Employee’s annual salary.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.  For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries.

6.2.           Other Definitional Provisions.

(a)           For purposes of this Agreement, employment by the Company means employment by the Company or any of its Subsidiaries.

(b)           Section references contained in this Agreement are references to sections in this Agreement, unless otherwise specified.  Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form.  Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.

(c)           Whenever the term “including” (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) is used in this Agreement in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

(d)           All capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings set forth in the Purchase Agreement.

ARTICLE VII
MISCELLANEOUS

7.1.           Dispute Resolution.

(a)           Except with respect to disputes and claims under Articles IV and V hereof (which the parties hereto may pursue in any court of competent jurisdiction and which may be pursued in any court of competent jurisdiction as specified below), any controversy or claim arising out of this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association.  There shall be one arbitrator who shall be appointed by the respective parties or, failing agreement, by the American Arbitration Association in Dallas County, Texas.  The arbitration shall be held in Dallas County, Texas, and the arbitrator shall apply the substantive law of Texas, except that the interpretation and enforcement of this arbitration provision shall be governed by the United States Arbitration Act.  Disputes about arbitration procedure shall be resolved by the arbitrator or failing agreement, by the American Arbitration Association in Dallas County, Texas.  Except as provided in Section 5.4, the award of the arbitrator shall be the sole and exclusive remedy of the parties and shall be enforceable in any court of competent jurisdiction, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrator.  The parties further agree that, unless otherwise determined by the arbitrator, (x) each party to the arbitration shall bear its own costs and expenses (including, without limitation, all attorneys’ fees and expenses, except to the extent otherwise required by applicable law) and (y) all costs and expenses of the arbitration proceeding (such as filing fees, the arbitrator’s fees, hearing expenses, etc.) shall be borne equally by the parties hereto; provided that nothing herein shall be interpreted to preclude the arbitrator from allocating the costs and expenses of the parties and of such proceeding among the parties in any manner that the arbitrator may lawfully determine to do so.  Each party hereto hereby irrevocably submits to the jurisdiction of the State District Courts sitting in Dallas County, Texas and the United States District Court for the Northern District of Texas, and agrees that such courts shall be the exclusive forums for the enforcement of any such final judgment, award or determination of the arbitration.  Each party hereto irrevocably consents to service of process by registered mail or personal service and waives any objection on the grounds of personal jurisdiction, venue or inconvenience of the forum.  Each party hereto further agrees that each other party hereto may initiate litigation in any court of competent jurisdiction to execute any judicial judgment enforcing or not enforcing any award, judgment or determination of the arbitration.

(b)           Notwithstanding the foregoing, prior to any party hereto instituting any arbitration proceeding hereunder to resolve any claim, such party first shall submit the claim to a mediation proceeding between the parties hereto which shall be governed by the prevailing procedures of the Federal Mediation and Conciliation Service and shall be conducted in Dallas County, Texas.  If the parties hereto have not agreed in writing to a resolution of the claim pursuant to the mediation within 45 days after the commencement thereof of if any party refuses to participate in the mediation process, then the claim may be submitted to arbitration under Section 7.1(a) above.  Unless otherwise determined by the mediator, each party hereto shall bear its own costs and expenses incurred in connection with the mediation, and all costs and expenses of the mediation proceeding shall be borne equally by the parties hereto; provided that nothing herein shall be interpreted to preclude the mediator from allocating the costs and expenses of the parties and of such proceeding among the parties in any manner that the arbitrator may lawfully determine to do so.

7.2.           Notices.  Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, to the parties at the following addresses or facsimile numbers:

(i)	if to Employee, to: Jeremy Word 2311 Barberry Dr. Dallas, Texas 75211

(ii)	if to Company, to: NightCulture, Inc. 6400 Richmond Houston, Texas 77057 Attn: Michael Long Facsimile Number: (281) 605-1333

or at such other address or number as shall be designated by either of the parties in a notice to the other party given in accordance with this Section 7.2.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular or registered or certified mail, three business days after it is duly deposited in the mails; (B) in the case of a notice delivered by hand, when personally delivered; (C) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (D) in the case of a notice sent by overnight mail or overnight courier service, the next business day after such notice is mailed or delivered to such courier, in each case given or addressed as aforesaid.

7.3.           Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of Company and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

7.4.           Construction.  The language of this Agreement will be construed simply and according to its fair meaning, and will not be construed for or against any Party hereto as a result of the source of its draftsmanship.

7.5.           Complete Agreement.  This Agreement embodies the complete agreement and understanding among the parties with regard to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

7.6.           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Company, Employee, and their respective heirs, successors and assigns; provided, however, neither party may assign its respective rights or delegate its obligations hereunder without the prior written consent of the other party.

7.7.           Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

7.8.           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law.  If, however, any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable by any court of competent jurisdiction, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid or unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision of this Agreement is deemed or held to be illegal, invalid or unenforceable by any court of competent jurisdiction, such illegal, invalid or unenforceable provision shall be replaced with a provision that is legal, valid and enforceable and that will achieve, to the greatest extent possible, the economic, business and other purposes of such invalid or unenforceable provision.  Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

7.9.           Remedies.  Subject to the provisions of Section 5.4, each party will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  Nothing herein shall prohibit any arbitrator or judicial authority from awarding attorneys’ fees or costs to a prevailing party in any arbitration or other proceeding to the extent that such arbitrator or authority may lawfully do so.  The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, notwithstanding the provisions of Section 5.4, any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

7.10.         Third Party Beneficiaries.  This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

7.11.         Employee’s Representations.  Employee hereby represents and warrants to Company that the execution, delivery and performance of this Agreement by Employee do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which it is bound, Employee is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person and upon the execution and delivery of this Agreement by Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms.

7.12.         Facsimiles and Counterparts.  Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original.  At the request of either party, the other party shall reexecute an original of this document and deliver it to the requesting party.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine as a defense to the formation of a contract and each such party forever waives any such defense.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

“EMPLOYEE”

/s/ Jeremy Word
JEREMY WORD

“COMPANY”

NIGHTCULTURE, INC.

By:	/s/ Michael Long
Michael Long
President